Exhibit 10.1

OTONOMY, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved July 2, 2014 and

effective as of the Company’s initial public offering

Amended by the Board of Directors on April 28, 2015, and further amended on February 7, 2018, March 24, 2020 and April 12, 2022

Otonomy, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2014 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

This Policy will be effective as of the effective date of the registration statement in connection with the initial public offering of the Company’s securities (the “Registration Statement”).

1.
Cash Compensation

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $40,000. There are no per‑meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in arrears on a prorated basis.

Chairperson Annual Cash Retainer

Effective as of the Registration Date, each Outside Director who serves as chairperson of the Board or chairperson of a committee of the Board will be eligible to earn additional annual fees as follows:

Chairperson of the Board:	$30,000

Chairperson of Audit Committee:	$18,000

Chairperson of Compensation Committee	$13,000

Chairperson of Corporate Governance and Nominating Committee:	$8,000

Chairperson of Research and Development Committee	$8,000

This additional cash compensation will be paid quarterly in arrears on a prorated basis.

Committee Member Cash Retainer

Effective as of the Registration Date, each Outside Director who serves as member of a committee of the Board (other than as a chairperson of the committee) will be eligible to earn additional annual fees as follows:

Audit Committee:	$9,000

Compensation Committee	$6,500

Corporate Governance and Nominating Committee:	$4,000

Research and Development Committee	$4,000

This additional cash compensation will be paid quarterly in arrears on a prorated basis.

2.
Equity Compensation

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)
No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b)
Initial Awards. Subject to Section 11 of the Plan, each person who first becomes an Outside Director automatically will be granted a Nonstatutory Stock Option to purchase 55,000 Shares (the “Initial Award”)”, which grant will be automatically effective on the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. Notwithstanding the foregoing, a Director who is an Employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Award. Subject to Section 5 below and Section 14 of the Plan, each Initial Award will vest as to one-third (1/3rd) of the Shares subject thereto on each anniversary of the Initial Award’s grant date, provided that the Outside Director remains a Service Provider through the applicable vesting date.
(c)
Annual Awards. Subject to Section 11 of the Plan, each Outside Director automatically will be granted a Nonstatutory Stock Option to purchase 27,500 Shares (an “Annual Award”) on the date of each Annual Meeting of the Company’s stockholders (the “Annual Meeting”) beginning on the date of the first Annual Meeting that is held at least three months after such Outside Director was first appointed to the Board. Subject to Section 5 below and Section 14 of the Plan, each Annual Award will vest fully on the earlier of the one year anniversary of the grant date or the date of the next Annual Meeting held after the date of grant, provided that the Outside Director remains a Service Provider through the applicable vesting date.
(d)
Terms Applicable to all Options Granted Under this Policy. The per share exercise price for an Option granted under this Outside Director Compensation Policy will be one hundred percent (100%) of the Fair Market Value on the grant date.
3.
Travel Expenses

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

4.
Additional Provisions

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

5.
Adjustments

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

6.
Revisions

The Compensation Committee in its discretion may change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.